Exhibit 99.1
BRT REALTY TRUSTREPORTS
FIRST QUARTER RESULTS
FOR DECEMBER 31, 2010

Great Neck, New York – February 8, 2011 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust primarily engaged in the business of originating and holding for investment senior mortgage loans secured by commercial and multi-family real estate in the United States, today announced operating results for the three months ended December 31, 2010.

Operating Results:

Total revenues for the three months ended December 31, 2010 was approximately $2.5 million, an increase of 30% from the three months ended December 31, 2009.  The increase was primarily due to the increases in interest on real estate loans and loan fee income.  This increase generally resulted from the increase in the average balance of earning loans outstanding, which is attributable to increased loan originations. For the three months ended December 31, 2010, BRT originated approximately $28.3 million in loans compared to $1.3 million in the corresponding period in the prior year. The increase in interest on real estate loans was partially offset by a decrease from 13.21% to 11.82% in the weighted average interest rate earned on the performing loan portfolio.

Total expenses decreased by approximately $2.9 million, or 45%, in the quarter ended December 31, 2010 compared to the quarter ended December 31, 2009.  The quarter ended December 31, 2009 included a $3.2 million loan loss provision.  There was no loan loss provision recorded in the current quarter.  Partially offsetting the decrease was a $169,000 increase in professional fees associated with foreclosure and related actions.

Net loss attributable to common shareholders was $508,000 in the current quarter compared to $2.5 million in the corresponding quarter last year.  The improvement is attributable primarily to the factors described above.  Partially offsetting the improved results was a decrease of approximately $1.2 million in the gain on sale of available-for-sale securities quarter-over-quarter.

Jeffrey A. Gould, president and chief executive officer, commented that “the economic environment seems to be improving.”As a result, he noted, “we have been experiencing an increased level of interest in short-term bridge lending and look forward to applying our liquidity, approximately $37 million in cash and cash equivalents and $10 million in available–for-sale securities, to fund additional loan originations.”

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent”, “experiencing” or similar expressions or variations thereof.  Forward looking statements, including our ability to originate additional loans, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2010.

Contact:  David W. Kalish – (516) 466-3100
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	December 31,
	2010	2009

Revenues:
Interest and fees on loans	$1,399	$897
Rental revenue from real estate properties	854	877
Other revenues	199	107
Total revenues	2,452	1,881

Expenses:
Interest - borrowed funds	657	716
Provision for loan loss	-	3,165
General and administrative expenses	1,431	1,428
Operating expenses on real estate properties	916	824
Other expenses	599	399
Total expenses	3,603	6,532

Total revenues less total expenses	(1,151)	(4,651)

Equity in earnings of unconsolidated ventures	49	75
Gain on sale of available-for-sale securities	421	1,586
Loss from continuing operations	(681)	(2,990)

Discontinued operations:
Loss from operations	-	(406)
Impairment Charges	-	(745)
Gain on sale of real estate assets	-	1,253
Discontinued operations	-	102

Net loss	(681)	(2,888)

Less net loss attributable to noncontrolling interest	173	367

Net loss attributable to common shareholders	$(508)	$(2,521)

Basic and diltued per share amounts attributable to common shareholders:

Loss from continuing operations	$(0.04)	$(0.20)
Discontinued operations	-	0.01
Basic and diluted loss per share	$(0.04)	$(0.19)

Amounts attributable to BRT Realty Trust:
Loss from continuing operations	$(508)	$(2,623)
Discontinued operations	-	102
Net loss	$(508)	$(2,521)

Weighted average number of
common shares outstanding:
Basic and diluted	13,977,706	13,214,700